Exhibit 4.

        AGREEMENT, made and entered into as of the 1st day of February, 1997, between BURLINGTON INDUSTRIES, INC., a Delaware corporation (hereinafter sometimes referred to as the "Corporation"), party of the first part, and John
D. Englar (hereinafter referred to as "Employee"), party of the second part,

                              W I T N E S S E T H :

        WHEREAS, the Corporation and Employee desire to enter into an Employment Agreement effective February 1, 1997, this Agreement to supersede in its entirety the present employment agreement between the parties;

        NOW, THEREFORE, in consideration of the mutual agreements hereinafter contained, the Corporation and Employee hereby agree as follows:

        l. The Corporation agrees to employ Employee, and Employee agrees to serve the Corporation upon the terms hereinafter set forth.

        2. The employment of Employee hereunder shall commence February 1, 1997 and continue until January 31, 2000, unless earlier terminated under the provisions of Paragraphs 6 and 7 of this Agreement.

        3. Employee agrees to serve the Corporation faithfully and to the best of his ability under the direction of the Board of Directors of the Corporation, devoting his entire time, energy and skill during regular business hours performing the duties assigned by the Board.

        4. The Corporation agrees to pay to Employee during the period of the term hereof salary for his services at the rate (the "Annual Rate") of Two Hundred Sixty-Five Thousand Dollars ($265,000) per annum, payable in equal monthly or other more frequent installments in accordance with the general practice of the Corporation for salaried senior employees.

        5. The Corporation may from time to time pay additional incentive compensation to certain executives when and if authorized by the Board of Directors or the appropriate Committee of the Board of Directors of the Corporation. Employee is deemed to be a valuable executive of the Corporation and will be considered for payment of such incentive compensation in all years that the Board determines that such compensation should be paid to senior and key employees generally. It is expressly understood that the amount of any additional compensation is entirely in the discretion of the Corporation, and nothing herein shall be construed as a promise or obligation to pay any additional compensation to Employee whatsoever. If sums are paid to Employee as additional compensation in any year, such payment shall not create an obligation to pay additional compensation to Employee in any past or succeeding year. No payments to Employee of additional compensation, if any, shall reduce or be applied against the salary to be paid to Employee pursuant to Paragraph 4 hereof.


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                                              2


        6. If, during the term of this Agreement, Employee shall become physically or mentally incapable of fully performing services required of him in accordance with his obligations under Paragraph 3 of this Agreement, and such incapacity is, or may reasonably be expected to exist, for more than two months in the aggregate during any period of twelve consecutive months, as shall be determined by a physician mutually agreed upon by the Corporation and Employee (or Employee's legal representative if Employee is incapable of making such determination), which determination shall be final and conclusive, the Corporation may, upon notice to Employee, terminate this Agreement and his employment hereunder, and upon such termination, Employee shall be entitled to receive (i) cash compensation in the same amount and for the same period of time as required under Paragraph 7(b) below and (ii) shall receive benefits as provided under Paragraph 7(e) below. Employee agrees to accept such payment in full discharge and release of the Corporation, its subsidiaries and their management, of and from any and all further obligations and liabilities to him under Paragraph 4 hereof (including any liability for payments under the Corporation-funded disability insurance program).

        7. (a) The Corporation may in its sole discretion at any time terminate Employee's employment under this Agreement, whether for cause or without cause.

           (b) In the event of (1) a voluntary termination of employment by Employee for "good reason," (2) an involuntary termination of employment of Employee without cause or (3) the sale of a subsidiary or a division (a "Business") of the Corporation that employs Employee or in connection with which he is employed, in which he is not offered reasonably comparable employment in the Business or with the Corporation (or any of their respective affiliates) following such sale, Employee shall receive, as soon as practicable following such termination: (i) salary accrued through the date of termination at the Annual Rate and (ii) a lump sum payment in cash equal to the present value of the salary that would have been payable under Paragraph 4 above during the Remainder of the Term of this Agreement (as defined below) plus the present value of an amount (the "Bonus Equivalent") equal to the number of years in the Remainder of the Term of this Agreement times the amount obtained by dividing
(x) the sum of the incentive compensation received by Employee under the Company's annual cash incentive plan with respect to each of the last three full fiscal years prior to the date of termination by (y) three. For purposes of this Paragraph 7, (i) all present value calculations shall be determined using the short term applicable federal rate in effect at the time of computation as determined by the Internal Revenue Service for purposes of Section 1274(d) of the Internal Revenue Code, and for the purposes of making such calculation, the date of payment of each year's Bonus Equivalent (or a portion thereof) shall be the last day of the year with respect to which such Bonus Equivalent would have been paid; (ii) "Remainder of the Term of this Agreement" shall mean (a) two years, if such termination occurs on or before January 31, 1998, or (b) one



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year, if such termination occurs after January 31, 1998; and (iii) "good reason"
shall mean a material breach of this Agreement involving the Corporation's failure to pay compensation due under the terms of this Agreement or a failure to be employed as a senior management employee of the Corporation.

               (c) In the event of an involuntary termination for cause, Employee shall be entitled to payments under the Severance Policy so long as the conduct giving rise to such termination was not, in the Corporation's sole judgment, willful.

               (d) In the event that Employee's employment is terminated by the Corporation or the Employee for any reason other than those set forth in subparagraphs 7(b) and 7(c) or Paragraph 6 above, the Corporation shall have no further obligation to Employee hereunder or under the Severance Policy.

               (e) In the event Employee is terminated  under the  circumstances described in subparagraph 7(b) above, either (i) Employee shall continue, to the extent permitted by applicable law, as a participating member or beneficiary in all of the benefit and welfare plans of the Corporation in which Employee participated immediately prior to the date of termination or (ii) the Corporation shall fund substantially equivalent benefits to the extent participation in such plans is not permissible, and Employee shall be guaranteed service credit in such plans (including, without limitation, for vesting purposes of the Supplemental Executive Retirement Plan), for a period equal to the then remaining term of this Agreement or until Employee commences other employment and obtains coverage under other plans on a substantially similar basis to those of the Corporation. In all other respects, Employee's rights under all of the benefit plans of the Corporation, other than the Severance Policy, shall be governed by the terms of such plans and not by the provisions of this Agreement, except as provided in subparagraph 7(b) and except for the provisions of this subparagraph 7(e) providing for continued participation and service credit under such plans.

           (f)   Notwithstanding   any  other   provisions  of  this  Agreement,
Employee's obligations under Paragraphs 8 and 9 of this Agreement shall survive the termination or expiration of this Agreement.

    8. Employee expressly agrees, as further consideration hereof and as a condition to the performance by the Corporation and its subsidiary companies of their obligations hereunder, that while employed by the Corporation or its subsidiary companies and during a period of six months following termination of his employment, he will not directly or indirectly render advisory services to or become employed by or participate or engage in any business materially competitive with any of the businesses of the Corporation and its subsidiary companies (Employee hereby acknowledging that he has had access in his executive capacity to material information about all of the Corporation's businesses) without first obtaining the written consent of the Corporation.



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                                              4
    9. Employee agrees that, both during and after his employment hereunder, he will not disclose to any person unless authorized to do so by the Corporation, any of the Corporation's trade secrets or other information which is confidential or secret. Trade secrets or confidential information shall mean information which has not been made available by the Corporation to the public, including but not limited to business plans, product or market development studies, plans or surveys; designs and patterns; inventions, secret processes and developments; any cost data, including labor costs, material costs, and any data that is a factor in costs; price, source or utilization data on raw materials, fibers, machinery, equipment and other manufacturing supplies; technical improvements, designs, procedures and methods developed by the Corporation; any data pertaining to sales volume by location or by product category; customer lists; production methods other than those licensed by outside companies; compensation practices; and profitability, margins, asset values, or other information relating to financial statements.

               Employee acknowledges that the disclosure of the Corporation's trade secrets or confidential information to unauthorized persons would constitute a clear threat to the business of the Corporation, and that the failure of the Employee to abide by the terms of Paragraphs 8 and 9 will entitle the Corporation to exercise any or all remedies available to it in law or equity, including without limitation, an injunction prohibiting a breach of these provisions.

        10. Any notice to be given by Employee hereunder shall be sent to the Corporation at its offices, 3330 West Friendly Avenue, Greensboro, North Carolina 274l0, and any notice from the Corporation to Employee shall be sent to Employee at the address set forth under his signature below. Either party may change the address to which notices are to be sent by notifying the other in writing of such changes in accordance with the terms hereof.

        IN WITNESS WHEREOF, Burlington Industries, Inc. has caused this Agreement to be executed in its corporate name by its duly authorized corporate representative thereunto duly authorized, and John D. Englar has hereunto set his hand and seal, as of the day and year first above written.

                                            BURLINGTON INDUSTRIES, INC.


                                            By__________________________
                                                 Frank S. Greenberg
                                                 Chairman of the Board


                                            ____________________________(L.S.)
                                            John D. Englar